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                           Exhibits to Schedule 13D
                  of Ariel Capital Management, Inc. relating to
                    Shares of Shorewood Packaging Corporation
                    -----------------------------------------


Exhibit No.
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Exhibit 1    Stock Purchase Agreement, dated November 26, 1999, between
             Chesapeake Corporation and Ariel Capital Management, Inc.


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                                    EXHIBIT 1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of this 26th day of November, 1999, by and between ARIEL CAPITAL MANAGEMENT, INC., an Illinois corporation ("Ariel"), and CHESAPEAKE CORPORATION, a Virginia corporation (the "Buyer").

                                    RECITALS

         WHEREAS, Ariel is a registered investment adviser whose various clients, including public investment companies and separate investment accounts (collectively, "Ariel's Clients"), are the beneficial owners of approximately
5.6 million shares of common stock, $0.01 par value per share ("Common Stock"), together with the associated rights to purchase shares of Series B Junior Participating Preferred Stock (the "Rights," and together with the Common Stock, the "Shares"), of SHOREWOOD PACKAGING CORPORATION, a Delaware corporation (the "Corporation"); and

         WHEREAS, Buyer desires to purchase, and Ariel desires to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's Clients to sell, an aggregate 4,106,440 Shares (the "Purchased Shares"), representing approximately 14.9% of the Corporation's outstanding Shares, pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   SECTION ONE
                           PURCHASE AND SALE OF STOCK;
                               AGREEMENT TO TENDER

         (a) Upon all of the terms and subject to all of the conditions of this Agreement, Ariel hereby agrees to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's Clients to transfer, assign and convey to Buyer at the Closing (as defined below), and Buyer hereby agrees to purchase and accept from Ariel's Clients at the Closing, the Purchased Shares. To effect such purchase and sale, at a meeting to take place at the principal offices of Ariel (the "Closing") on the Closing Date (as defined below): (i) Ariel's Clients will deliver to Buyer certificates representing the Purchased Shares, duly endorsed for transfer to Buyer, or acceptable evidence of book-entry transfer of the Purchased Shares to Buyer; and (ii) Buyer shall pay to each Ariel Client an amount equal to $17.25 (the "Purchase Price") multiplied by the number of Purchased Shares purchased by Buyer from such Ariel Client, such amount to be paid in cash by wire transfer of immediately available funds in accordance with wire instructions to be provided to Buyer. If, prior to the Closing, a Distribution Date shall have occurred within the meaning of the Rights Agreement of the Corporation, dated as of June 12, 1995 (the "Rights Agreement"), then, in addition to the foregoing, Ariel's Clients shall transfer,

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assign and convey to Buyer at the Closing any and all Rights and the certificates relating thereto (if any) which are associated with the Purchased Shares.

         (b) Unless otherwise agreed by the parties hereto, the closing date (the "Closing Date") shall be the second business day following the satisfaction or waiver of all of the conditions to Closing set forth in Section Five hereto.

         (c) Notwithstanding the foregoing, if for any reason prior to the Closing, Buyer's purchase of the Purchased Shares would result in the Buyer becoming (i) an "Acquiring Person" as defined in the Rights Agreement, or (ii) an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law ("Section 203"), the number of Purchased Shares automatically shall be deemed and shall be reduced to one Share less than the number of Shares that, if purchased, would cause the Buyer to be deemed (i) an "Acquiring Person" as defined in the Rights Agreement, or (ii) an "interested stockholder" within the meaning of Section 203.

         (d) If, prior to the Closing, Buyer or any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), commences a public tender offer for Shares of the Corporation at a cash purchase price that equals or exceeds the Purchase Price per Share, then Ariel agrees to use its best efforts as investment adviser to exercise its discretionary authority to cause Ariel's Clients to: (i) tender the Purchased Shares in such tender offer; and (ii) execute proxies or written consents in the form solicited by Buyer or any of its affiliates in any proxy or written consent solicitation commenced in connection with such tender offer.

                                   SECTION TWO
                        ADJUSTMENT OF THE PURCHASE PRICE
                    UPON A SUBSEQUENT TENDER OFFER OR MERGER

         (a) If, within one year following the Closing Date, (i) Buyer or any of its affiliates, directly or indirectly, acting alone or in concert with others, acquires ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of a majority of the outstanding Shares of the Corporation pursuant to a tender offer, merger, consolidation, business combination or other similar transaction (each of the foregoing, a "Transaction"); or (ii) any third party not affiliated with either Buyer or Ariel, directly or indirectly, acting alone or in concert with others, acquires ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of a majority of the outstanding Shares of the Corporation pursuant to a tender offer, merger, consolidation, business combination or other similar transaction (each of the foregoing, a "Third Party Transaction"), then the Purchase Price paid by Buyer to Ariel's Clients shall be adjusted in accordance with this Section.

         (b) In the event a Transaction occurs after the Closing Date, Buyer shall promptly pay to each Ariel Client an amount in cash equal to 100% of the excess, if any, of the per Share consideration paid in such Transaction over the Purchase Price, multiplied by the number of Purchased Shares purchased by Buyer from such Ariel Client. In the event a Third Party

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Transaction occurs after the Closing Date, Buyer shall promptly pay to each
Ariel Client an amount in cash equal to the sum of (i) 100% of the excess, if any, of the highest per Share consideration offered by Buyer in any public tender offer for Shares of the Corporation prior to the closing of such Third Party Transaction (the "Highest Buyer Price"), over the Purchase Price, multiplied by the number of Purchased Shares purchased by Buyer from such Ariel Client; plus (ii) 50% of the excess, if any, of the per Share consideration paid in such Third Party Transaction over the Highest Buyer Price, multiplied by the number of Purchased Shares purchased by Buyer from such Ariel Client. In the event the consideration paid in any Transaction or Third Party Transaction includes contingent or non-cash consideration, the parties agree to negotiate in good faith with respect to the fair valuation of such consideration.

                                  SECTION THREE
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer hereby represents and warrants to Ariel as follows:

         (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia;

         (b) Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement;

         (c) this Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

         (d) the execution, delivery and performance of this Agreement by Buyer will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of Buyer, (ii) violate any requirement of law or any existing mortgage, contract, lease, indenture or agreement binding on Buyer or Buyer's property or (iii) result in the creation or imposition of any lien on any of the properties or assets of Buyer pursuant to the provisions of any of the foregoing;

         (e) except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any applicable reporting requirements under the Exchange Act, no consent of any other person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement by Buyer. Buyer agrees promptly to file a Premerger Notification and Report Form under the HSR Act with respect to the transactions contemplated herein; and

         (f) Buyer is an accredited investor (within the meaning of Rule 501 under the Securities Act of 1933, as amended), and is purchasing the Purchased Shares for investment and not with a present intent to conduct a distribution thereof.

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                                  SECTION FOUR
                     ARIEL'S REPRESENTATIONS AND WARRANTIES

         Ariel hereby represents and warrants to Buyer as follows:

         (a) Ariel is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, and a registered investment adviser under the Investment Advisers Act of 1940, as amended;

         (b) Ariel has full corporate power and authority to execute, deliver and perform its obligations under this Agreement;

         (c) this Agreement has been duly authorized, executed and delivered by Ariel and constitutes the legal, valid and binding obligation of Ariel, enforceable against Ariel in accordance with its terms;

         (d) the execution, delivery and performance of this Agreement by Ariel will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of Ariel, (ii) violate any requirement of law or any existing mortgage, contract, lease, indenture or agreement binding on Ariel or Ariel's property or (iii) result in the creation or imposition of any lien on any of the properties or assets of Ariel pursuant to the provisions of any of the foregoing;

         (e) except for any applicable reporting requirements under the Exchange Act, no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement by Ariel; and

         (f) to the best of Ariel's knowledge: Ariel's Clients are the legal and beneficial owners of the respective Purchased Shares to be sold by them hereunder, with good and valid title thereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions of any kind thereon or in the proceeds thereof and, upon Buyer's payment of the Purchase Price therefor, good and valid title to the Purchased Shares will pass to Buyer.

                                  SECTION FIVE
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the purchase of the Purchased Shares as contemplated herein are subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions precedent:

         (a) No Litigation. No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

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         (b) Antitrust Filings. In the reasonable opinion of Buyer, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated by this Agreement which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         The parties agree that if, as of any proposed Closing Date when the conditions precedent to Closing would otherwise be satisfied, Buyer's proposed purchase of the Purchased Shares would not then be permitted under Exchange Act Rule 10b-13, the Closing Date shall be postponed as necessary to permit Closing in compliance with such Rule (subject, in any event, to the provisions of Section 1(d) hereof related to the tender of the Purchased Shares into a tender offer under certain circumstances, and to the termination provisions of Section 8 hereof).

                                   SECTION SIX
                             MUTUAL ACKNOWLEDGEMENTS

         In executing this Agreement, Ariel has acted as investment adviser for Ariel's Clients, and not with the purpose or effect of changing or influencing the control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect. The parties agree that Ariel and Ariel's Clients have reserved all of their respective rights with respect to, and have no agreement, arrangement or understanding with Buyer relating to, any Shares of the Corporation other than the Purchased Shares. Without limiting the foregoing, Ariel and Ariel's Clients shall be free, subject to applicable securities laws, to acquire or dispose of any additional Shares in their sole discretion.

                                  SECTION SEVEN
                                 CONFIDENTIALITY

         Ariel agrees that, except as may be required by applicable law (based on the written advice of its outside counsel), until such time that Buyer files with the SEC a Schedule 13D with respect to its planned acquisition of the Purchased Shares pursuant to this Agreement or until such time that the transactions contemplated herein are otherwise publicly announced (other than through any action by Ariel or its affiliates), Ariel shall keep strictly confidential from all persons (including, without limitation, the Corporation and its officers and directors) all information concerning the execution and delivery of this Agreement and the transactions contemplated herein. Buyer agrees to file such Schedule 13D with the SEC within 10 days after the date hereof.
                                  SECTION EIGHT
                              TERMINATION; EXPENSES

         (a) This Agreement may be terminated, and the transactions contemplated herein may be abandoned at any time prior to the Closing, under the following circumstances:

             (i)  by the mutual written consent of Buyer and Ariel; or

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             (ii) by Ariel, if for any reason the Closing has not occurred by
         February 29, 2000; or by Buyer, if the Closing shall not have occurred by May 30, 2000, solely as a result of the failure to satisfy the conditions precedent to Closing set forth in Section 5(a) hereof; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill its obligations hereunder has been the cause of, or has resulted in, the failure of Closing to occur on or before such date.

         (b) In the event of a termination of this Agreement by either party hereto pursuant to this Section 8, written notice thereof shall promptly be given to the other party and this Agreement shall thereupon terminate and be of no further force or effect; provided, however, that the termination of this Agreement shall not relieve either party from any liability to the other for any breach of its obligations hereunder.

         (c) Each party shall be responsible for and shall pay all of its own expenses in connection with the transactions contemplated herein; provided, however, that if this Agreement is terminated by Ariel pursuant to Section 8(a)(ii) hereof, Buyer shall reimburse Ariel, promptly upon demand, for all of Ariel's actual out-of-pocket expenses incurred in connection with the transactions contemplated in this Agreement (including, without limitation, Ariel's reasonable attorneys' fees). In addition, Buyer agrees to indemnify and hold Ariel harmless from and against any and all out-of-pocket costs and expenses (including, without limitation, Ariel's reasonable attorneys' fees) incurred by Ariel in connection with the investigation and defense of any third party claims, proceedings or litigation related to the matters that are the subject of this Agreement.

                                  SECTION NINE
                                ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral understandings, agreements or conditions. No change, modification, amendment, or addition will be valid unless it is in writing and signed by the party against whom enforcement of any change, modification, amendment, or addition is assigned.

                                   SECTION TEN
                            PARTIES BOUND; ASSIGNMENT

         All covenants, agreements, representations and warranties set forth in this Agreement are binding on and inure to the benefit of the successors and assigns of the parties. Each party hereto agrees not to assign (by operation of law or otherwise) this Agreement or any of its rights or obligations hereunder without the express written consent of the other party hereto; provided, however, that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer (it being understood that no such assignment shall relieve Buyer of any of its obligations hereunder).

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                                 SECTION ELEVEN
                        GOOD FAITH; SPECIFIC PERFORMANCE

         The parties have entered into this Agreement, and will perform their respective obligations hereunder, in good faith intending to be legally bound. The parties agree that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their terms and that money damages would not be an adequate remedy for any such breach. Accordingly, the parties agree that they shall be entitled to specific performance in addition to any other remedy at law or in equity in the event of a breach of this Agreement.

                                 SECTION TWELVE
                                  GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws provisions thereof.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


ARIEL:                                       BUYER:


ARIEL CAPITAL MANAGEMENT, INC.               CHESAPEAKE CORPORATION



By: /s/ Franklin L. Morton                   By: /s/ Andrew J. Kohut
    -----------------------------------          -----------------------------
    Title: Senior Vice President                 Title:  Senior Vice President

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